Ex. 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated November 25, 2015, relating to the financial statements and financial highlights which appears in the September 30, 2015 Annual Report to Shareholders of the KEELEY Mid Cap Value Fund and KEELEY Mid Cap Dividend Value Fund, which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading “Other Service Providers” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Milwaukee, WI
December 14, 2015